As filed with the Securities and Exchange Commission on August 10, 2011

Registration No. 333-170771

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Warner Music Group Corp.

(Exact name of registrant as specified in its charter)

Delaware	13-4271875
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

75 Rockefeller Plaza

New York, New York 10019

(Addresses of Principal Executive Offices) (Zip Code)

Warner Music Group Corp. Deferred Compensation Plan

(Full title of the plan)

Paul M. Robinson, Esq.

Warner Music Group Corp.

75 Rockefeller Plaza

New York, New York 10019

(Name and address of agent for service)

(212) 275-2000

(Telephone number, including area code, of agent for service)

copy to:

Matthew E. Kaplan, Esq.

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

(212) 909-6000

EXPLANATORY NOTE – DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to Registration Statement No. 333-170771 of Warner Music Group Corp. (the “Company”) on Form S-8 (the “Registration Statement”), registering deferred compensation obligations of the Company that may be offered under the Warner Music Group Corp. Deferred Compensation Plan.

On May 6, 2011, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Airplanes Music LLC, a Delaware limited liability company (“Parent”) and Airplanes Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub merged with and into the Company (the “Merger”) on July 20, 2011, with the Company surviving as a wholly owned subsidiary of Parent.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. Accordingly, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement, pursuant to Rule 478 under the Securities Act of 1933, as amended, to hereby terminate the effectiveness of the Registration Statement. The Company hereby removes from registration any deferred compensation obligations registered under the Registration Statement as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, the State of New York, on August 10, 2011.

WARNER MUSIC GROUP CORP.

By:	/s/ Paul M. Robinson
Name: Paul M. Robinson
Title: Executive Vice President and General Counsel